Contingent Stock Award Agreement

THIS AGREEMENT is entered into effective as of January 17, 2003 by and between Nu Skin Enterprises, Inc., a Delaware corporation, and M. Truman Hunt ("Employee").

1.         Definitions. All capitalized terms in this Agreement shall have the meaning assigned to them in this Agreement.

            1.1       Agreement shall mean this Contingent Stock Award Agreement.

            1.2        Award Shares shall have the meaning assigned to such term in Section 2.1.

            1.3        Code shall mean the Internal Revenue Code of 1986, as amended.

            1.4        Committee shall mean the committee of the Board of Directors that administers the Plan.

            1.5        Common Stock shall mean the Class A Common Stock of Nu Skin Enterprises, Inc.

            1.6        Contingent Stock Award shall mean the contingent stock award represented by this Agreement.

            1.7        Corporation shall mean Nu Skin Enterprises, Inc. and each of its Subsidiaries (as defined in the Plan).

            1.8        Employee shall mean the employee identified in the first paragraph of this Agreement.

            1.9        Forfeiture Event shall have the meaning set forth in Section 6.

            1.10        Key Employee Covenants shall mean the Key Employment Covenants entered into by Employee in the form attached hereto as Exhibit A, as they may be amended from time to time by mutual written agreement.

            1.11        Plan shall mean the Corporation's Second Amended and Restated 1996 Stock Incentive Plan.

            1.12        Vesting Period shall have the meaning set forth in Section 2.1.

2.     Grant of Contingent Stock Award.

        2.1     Grant of Stock Award. The Corporation hereby grants to Employee the right to receive 250,000 shares of Common Stock (the “Award Shares”). The Award Shares shall vest on the following dates (the “Vesting Dates”) and in the following amounts provided that Employee remains in the continuous employment of the Corporation during the period commencing on the date of this Agreement and ending on each of the respective Vesting Dates (the “Vesting Period”) except as otherwise provided in Section 5:

Date	Number of Award Shares
January 1, 2004	62,500
January 1, 2005	62,500
January 1, 2006	62,500
January 1, 2007	62,500

In the event of a change in voting control of the Company, all outstanding Award Shares shall be considered vested immediately prior to the announcement of any such transaction. The foregoing shall be in addition to any rights set forth in the Plan

        2.2     Delivery of Certificates. Within a reasonable time following each Vesting Date, the Corporation shall issue and deliver a certificate or certificates for the Award Shares that vested on such Vesting Date in the name of Employee if Employee has remained in the continuous employment of the Corporation during the Vesting Period with respect to such Award Shares or if Employee or Employee’s personal representative is otherwise entitled to Award Shares pursuant to Sections 5.2 (in which event a certificate for the number of Award Shares required to be issued pursuant to Section 5.2 shall be issued).

        2.3     Stockholder Rights. Until such time as a certificate for the Award Shares is actually issued following the Vesting Date, the Award Shares shall not be treated as issued and outstanding and Employee shall have no rights (including voting, dividend and liquidation rights) with respect to the Award Shares or as a stockholder.

3.         Securities Law Compliance. Employee represents that Employee is familiar with the Company’s filings with the SEC and has received a copy of the prospectus. Employee hereby acknowledges that Employee is aware of the risks associated with the Award Shares and that there can be no assurance the price of the Common Stock will not decrease in the future. Employee hereby acknowledges no representations or statements have been made to Employee concerning the value or potential value of the Common Stock. Employee acknowledges that Employee has relied only on information contained in the Prospectus and has received no representations, written or oral, from the Corporation or its employees, attorneys or agents, other than those contained in the Prospectus or this Agreement. Employee acknowledges that the Company has made no representations concerning the tax and other effects of this Contingent Stock Award and Employee represents that Employee has consulted with Employee’s own tax and other advisors concerning the tax and other effects of the Contingent Stock Award.

4.         Transfer Restrictions. Employee shall not transfer, sell, assign, encumber, pledge, grant a security interest in or otherwise dispose of this Contingent Stock Award, any rights under this Agreement, or any of the Award Shares that are subject to this Contingent Stock Award. Any such transfer, sale, assignment, encumbrance, pledge, security interest or disposition shall be void and shall result in the automatic termination of this Contingent Stock Award and this Agreement. The restrictions on the Award Shares set forth in this Section 4 shall terminate upon receipt of a certificate for such shares following the vesting of such shares in accordance with the vesting schedule set forth in Section 2.1.

5.         Termination of Employment.

        5.1     Termination of Employment. In the event the employment of Employee is terminated for any reason other than the death or long-term disability of Employee prior to the full vesting of the Contingent Stock Award, the Contingent Stock Award granted hereunder shall immediately terminate in full with respect to any Award Shares which have not vested and Employee shall not receive any of such Award Shares.

        5.2     Death and Disability. Subject to Section 6 below, in the event the employment of Employee is terminated as a result of death or long-term disability prior to the full vesting of the Contingent Stock Award, then a portion of the Award Shares that would otherwise become vested on the next Vesting Dated shall be treated as vested and shall be issued following the next Vesting Date to Employee or his/her legal representative. The number of Award Shares to be treated as vested shall be equal to the product of (A) the total number of Award Shares scheduled to vest on the next Vesting Date multiplied by (B) a fraction, the numerator of which is the number of days that have elapsed from the date of the previous Vesting Date through the date of death or disability, and the denominator of which is 365, rounded down to the nearest whole share. Certificates for any Award Shares treated as vested shall be issued following the next Vesting Date in accordance with Section 2.2. All rights to the remaining Award Shares that are not treated as vested shall terminate in full upon the date of death or long-term disability, and neither Employee nor Employee’s legal representative shall have any rights with respect to such shares. For purposes of Section 5.2 and Section 5.1, the term “long-term disability” means any long-term disability that qualifies Employee to receive long-term disability payments from the Corporation’s governing long-term disability plan.

6.         Forfeiture. If at anytime during Employee’s employment or at any time during the 12 month period following termination of Employee’s employment, a Forfeiture Event occurs, then Employee shall return to the Corporation for cancellation all Award Shares held by Employee plus pay the Corporation the amount of any proceeds received from (i) the sale of any Award Shares during the 12 month period immediately preceding the Forfeiture Event, and (ii) the sale of any Award Shares on the date of or at anytime after such Forfeiture Event. “Forfeiture Event” means the following: (i) conduct related to Employee’s employment for which either criminal or civil penalties may be sought, (ii) the commission of an act of fraud or intentional misrepresentation, (iii) embezzlement or misappropriation or conversion of assets or opportunities of the Corporation, (iv) any breach of the non-competition or non-solicitation provisions of the Key Employee Covenants, (v) disclosing or misusing any confidential or proprietary information of the Corporation in violation of the Key Employee Covenants, or any other non-disclosure agreement with the Corporation or other duty of confidentiality or the Corporation’s insider trading policy, or (vi) any other material breach of the Key Employee Covenants. The Committee, in its sole discretion, may waive at any time in writing this forfeiture provision and release Employee from liability hereunder.

7.         Governing Plan Document. This Agreement incorporates by reference all of the terms and conditions of the Plan as presently existing and as hereafter amended. Employee expressly acknowledges and agrees that the terms and provisions of this Agreement are subject in all respects to the provisions of the Plan. Employee also hereby expressly acknowledges, agrees and represents as follows:

            (a)     Acknowledges receipt of a copy of the Plan and represents that Employee is familiar with the provisions of the Plan, and that Employee enters into this Agreement subject to all of the provisions of the Plan.

            (b)     Recognizes that the Committee has been granted complete authority to administer the Plan in its sole discretion, and agrees to accept all decisions related to the Plan and all interpretations of the Plan made by the Committee as final and conclusive upon Employee and upon all persons at any time claiming any interest through Employee in this Contingent Stock Award or any Award Shares granted hereunder.

            (c)     Acknowledges and understands that the establishment of the Plan and the existence of this Agreement are not sufficient, in and of themselves, to exempt Employee from the requirements of Section 16(b) of the Exchange Act and any rules or regulations promulgated thereunder, and that Employee (to the extent Section 16(b) applies to Employee) shall not be exempt from such requirements pursuant to Rule 16b-3 unless and until Employee shall comply with all applicable requirements of Rule 16b-3, including without limitation, the possible requirement that Employee must not sell or otherwise dispose of any share of Common Stock acquired hereby unless and until a period of at least six months shall have elapsed between the date upon which such Contingent Stock Award was granted to Employee and the date upon which Employee desires to sell or otherwise dispose of any share of Common Stock acquired under this award.

8.         Representations And Warranties. As a condition to the receipt of any Award Shares upon vesting, the Corporation may require Employee to make any representations and warranties to the Corporation that legal counsel to the Corporation may determine to be required or advisable under any applicable law or regulation, including without limitation, representations and warranties that the shares of Common Stock are being acquired only for investment and without any present intention or view to sell or distribute any such shares.

9.         Compliance With Law And Regulations. The obligations of the Corporation hereunder are subject to all applicable federal and state laws and to the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed and any other government or regulatory agency.

10.         Taxes. Employee authorizes the Corporation to withhold, in accordance with applicable laws and regulations, from any compensation or other payment payable to Employee, all federal, state and other taxes attributable to taxable income realized by Employee as a result of the grant of this Contingent Stock Award or the vesting of any Award Shares. As a condition to the issuance of any Award Shares upon vesting, Employee shall remit to the Corporation the amount of cash necessary to pay any withholding taxes associated therewith or make other arrangements acceptable to the Corporation, in the Corporation’s sole discretion, for the payment of any withholding taxes.

11.         General Provisions.

        11.1     Assignment. Employee may not assign any of his/her rights under this Agreement.

        11.2     No Employment or Service Contract. Nothing in this Agreement or in the Plan shall confer upon Employee any right to continue in the employment or service of the Corporation for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation, which rights are hereby expressly reserved, to terminate Employee’s employment or service at any time for any reason, with or without cause except as may otherwise be provided pursuant to a separate written employment agreement.

        11.3     Notices. Any notice required to be given under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, registered or certified, postage prepaid and properly addressed to the party entitled to such notice at the address indicated below such party’s signature line on this Agreement or at such other address as such party may designate by ten (10) days advance written notice under this section to all other parties to this Agreement.

        11.4     No Waiver. The failure of the Corporation in any instance to exercise any rights under this Agreement, including the forfeiture rights under Section 6, shall not constitute a waiver of any other rights that may subsequently arise under the provisions of this Agreement or any other agreement between the Corporation and Employee. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

12.         Miscellaneous Provisions.

        12.1     Employee Undertaking. Employee hereby agrees to take whatever additional action and execute whatever additional documents the Corporation may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either Employee or the Award Shares pursuant to the provisions of this Agreement.

        12.2     Agreement is Entire Contract. This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof. This Agreement is made pursuant to the provisions of the Plan and shall in all respects be construed in conformity with the terms of the Plan.

        12.3     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Utah without resort to that State’s conflict-of-laws rules. In the event of any legal proceeding involving this Agreement, the prevailing party shall be entitled to recover its legal fees and expenses (including reasonable attorneys’ fees).

        12.4     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

        12.5     Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and upon Employee, Employee’s permitted assigns and the legal representatives, heirs and legatees of Employee’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join herein and be bound by the terms hereof. Employee may not assign this Agreement other than by the laws of decent and distribution.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

Nu Skin Enterprises, Inc.

/s/  D. Matthew Dorny
By:    D. Matthew Dorny
Title:    Vice President

Employee

/s/  M. Truman Hunt
Name:    M. Truman Hunt